Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Simon Latimer		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7766	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports Second Quarter 2021 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (July 29, 2021) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and six months ended June 30, 2021 and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“This is shaping up to be an outstanding year for Ligand with solid financial performance and great progress with all of our core technology platforms,” said John Higgins, Chief Executive Officer of Ligand. “We are very pleased to report a smooth and efficient integration of the four acquisitions we completed last year. Through these transactions, we have added significantly to our near-term revenue generators, our R&D team has expanded considerably and we are reaping the benefits with more licensing deals. Ligand is well positioned to license our premier technologies to the industry. Now with our expanded services including both our OmniAb antibody business and our Pelican protein expression platform, we provide access to what we believe are best-in-class technology platforms with expert customer service and partner support. This year we anticipate multiple regulatory approvals of drugs based on our technologies that will drive royalty revenue in 2022 and beyond.”

Second Quarter 2021 Financial Results
Total revenues for the second quarter of 2021 were a record $84.7 million, compared with $41.4 million for the same period in 2020. Royalties for the second quarter of 2021 were $8.6 million, compared with $7.2 million for the same period in 2020. Captisol sales were $62.5 million for the second quarter of 2021, compared with $24.5 million for the same period in 2020, with the increase primarily due to higher sales for use with remdesivir, a treatment for COVID-19. Contract revenue was $13.6 million for the second quarter of 2021, compared with $9.8 million for the same period in 2020, with the increase primarily due to the timing of partner milestone events and the acquisition of Pfenex in October 2020.

Cost of Captisol was $30.6 million for the second quarter of 2021, compared with $7.6 million for the same period in 2020, with the increase primarily due to higher sales of Captisol. Amortization of intangibles was $11.8 million for the second quarter of 2021, compared with $3.9 million for the same period in 2020, with the increase primarily due to amortization of contractual relationships and technologies gained through the Pfenex acquisition. Research and development expense was $16.0 million for the second quarter of 2021, compared with $12.7 million for the same period of 2020, with the

Exhibit 99.1
increase primarily due to the addition of Pfenex expenses. General and administrative expense was $14.7 million for the second quarter of 2021, compared with $10.1 million expense for the same period in 2020, with the increase primarily due to additional expenses following the Pfenex acquisition.

Other operating income was $34.1 million for the second quarter of 2021, which represented a non-cash valuation adjustment recorded during the quarter to reduce the Pfenex CVR liability due to an expected lower probability of achieving the required milestone under the Pfenex CVR Agreement. There was no other operating income for the same period in 2020.

Net income for the second quarter of 2021 was $30.7 million, or $1.79 per diluted share, compared with net income of $22.1 million, or $1.32 per diluted share, for the same period in 2020. Net income for the second quarter of 2021 included an $(8.3) million net non-cash loss from the value of Ligand’s short-term investments, while net income for the second quarter of 2020 included a $23.5 million net non-cash gain from the value of Ligand’s short-term investments. Adjusted net income for the second quarter of 2021 was $28.0 million, or $1.63 per diluted share, compared with $16.7 million, or $1.00 per diluted share, for the same period in 2020. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

As of June 30, 2021, Ligand had cash, cash equivalents and short-term investments of $301.8 million.

Year-to-Date Financial Results
Total revenues for the six months ended June 30, 2021 were $139.8 million, compared with $74.6 million for the same period in 2020. Royalties for the six months ended June 30, 2021 were $15.7 million, compared with $13.7 million for the same period in 2020. Captisol sales were $93.8 million for the six months ended June 30, 2021, compared with $45.6 million for the same period in 2020, with the increase primarily due to higher sales for use with remdesivir. Contract revenue was $30.3 million for the six months ended June 30, 2021, compared with $15.3 million for the same period in 2020, with the increase primarily due to the timing of partner milestone events and the acquisitions of Icagen in April 2020 and Pfenex in October 2020.

Cost of goods sold was $38.7 million for the six months ended June 30, 2021, compared with $12.3 million for the same period in 2020, with the increase primarily attributable to higher sales of Captisol. Amortization of intangibles for the six months ended June 30, 2021 was $23.6 million, compared with $7.4 million for the same period in 2020, with the increase primarily due to amortization of contractual relationships and technologies grained through the Icagen and Pfenex acquisitions. Research and development expense was $33.8 million for the six months ended June 30, 2021, compared with $24.6 million for the same period of 2020, with the increase primarily due to additional expenses following the Icagen and Pfenex acquisitions. General and administrative expense was $27.0 million for the six months ended June 30, 2021, compared with $19.3 million expense for the same period in 2020, with the increase primarily due to additional expenses following the Icagen and Pfenex acquisitions.

Other operating income was $33.8 million for the six months ended June 30, 2021, which represented a non-cash valuation adjustment recorded during the period to reduce the Pfenex CVR liability due to an expected lower probability of achieving the required milestone under the Pfenex CVR Agreement. There was no other operating income for the same period in 2020.

Net income for the six months ended June 30, 2021 was $48.8 million, or $2.84 per diluted share, compared with net loss of $(2.0) million, or $(0.13) per share, for the same period in 2020. Net income for the six months ended June 30, 2021 included a $0.8 million net non-cash gain from the value of Ligand’s

Exhibit 99.1
short-term investments, while net loss for the same period in 2020 included a net non-cash loss in the value of Ligand’s short-term investments of $(6.2) million. Adjusted net income for the six months ended June 30, 2021 was $52.3 million, or $3.04 per diluted share, compared with $31.9 million, or $1.89 per diluted share, for the same period in 2020. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

2021 Financial Guidance
Ligand is adjusting full-year 2021 guidance primarily to reflect lower expected Captisol revenue related to reduced demand for Captisol related to remdesivir which we discussed as a possibility in the first quarter 2021 earnings news release and the related earnings call. Ligand now expects full-year 2021 total revenues to be between $265 million and $275 million, and adjusted earnings per diluted share to be between $5.80 and $6.05. This compares with previous 2021 guidance for total revenues of $291 million and adjusted earnings per diluted share of $6.15.

Second Quarter 2021 and Recent Business Highlights

OmniAb® Platform Updates
OmniAb is Ligand’s industry-leading, AI- and BI- (Biological Intelligence™) powered multi-species antibody platform for the discovery of mono and bispecific therapeutic human antibodies. As of June 30, 2021, 19 different OmniAb-derived antibodies have been studied in approximately 77 active or completed clinical trials. Ligand expects the first regulatory approvals for OmniAb-derived antibodies in 2021.

Arcus Biosciences announced initial efficacy and safety from one of the cohorts in ARC-6, a randomized Phase 1b/2 platform study evaluating the combination of etrumadenant (dual adenosine A2a/A2b receptor antagonist) plus zimberelimab (an OmniAb-derived, anti-PD1 antibody) and docetaxel in people with taxane-naïve metastatic castration-resistant prostate cancer. Arcus also announced encouraging clinical results from an interim analysis of the Phase 2 ARC-7 study evaluating the safety and efficacy of anti-TIGIT mAb domvanalimab-based combinations with or without zimberelimab as a first-line treatment of PDL1-high non-small cell lung cancer (NSCLC). The zimberelimab monotherapy arm showed activity similar to that of marketed anti-PD-1 antibodies studied by other companies in this setting.

Janssen provided an update on their Phase 1 trial results for teclistamab in heavily pretreated patients with multiple myeloma suggesting deep and durable responses, and also announced FDA Breakthrough Therapy Designation for teclistamab for the treatment of relapsed or refractory multiple myeloma. Teclistamab is an OmniAb-derived bispecific antibody targeting BCMA and CD3.

CStone Pharmaceuticals announced OmniAb-derived anti-PD-L1 antibody sugemalimab met its primary endpoint in the first-in-class registrational clinical trial for Stage III NSCLC and plans to submit a New Drug Application in China for this expanded indication.

Aptevo Therapeutics announced positive Phase 1 clinical data for APVO436 from the dose-escalation portion of their Phase 1 trial in adults with relapsed acute myeloid leukemia, and initiation of the expansion phase of the study using the recommended dose identified in Part 1. APVO436 is an OmniAb-derived bispecific antibody targeting CD123 and CD3 for the potential treatment of hematological malignancies.

Harbour BioMed reported positive topline results for the Phase 2 proof-of-concept trial of batoclimab, a novel anti-FcRn antibody, in Chinese patients with generalized myasthenia gravis. Harbor BioMed plans to initiate a Phase 3 study in this indication in the second half of 2021.

Exhibit 99.1

During the second quarter, Ligand entered into OmniAb® licensing agreements with GenScript Biotech and ImmuNext.

Pelican Platform Updates
The Pelican Expression Technology™ is Ligand's proprietary Pseudomonas fluorescens protein expression technology that has major collaborations with Jazz Pharmaceuticals, Merck, Serum Institute of India and Alvogen, each of which has potential to contribute meaningfully to Ligand’s royalty revenue. In addition, large pharma and small biotech partners continue to expand their use of Ligand’s PeliCRM™, or CRM197, a non-toxic mutant diphtheria toxin vaccine carrier protein produced using Pelican Expression Technology, adding to near-term revenue.

Jazz Pharmaceuticals recently received FDA approval for Rylaze™, formerly JZP458, for the treatment of acute lymphoblastic leukemia (ALL) or lymphoblastic lymphoma (LBL). Rylaze is a recombinant Erwinia asparaginase used as a component of a multi-agent chemotherapeutic regimen for the treatment of pediatric and adult patients with ALL or LBL who are hypersensitive to E. coli-derived asparaginase products. In July, Jazz launched Rylaze and announced that the National Comprehensive Cancer Network® (NCCN) added Rylaze to the Clinical Practice Guidelines in Oncology (NCCN Guidelines®) for ALL in pediatric and adult patients.

Merck received FDA approval for VAXNEUVANCE™, formerly V114, for the prevention of pneumococcal disease in adults. VAXNEUVANCE is a 15-valent pneumococcal vaccine utilizing Ligand’s CRM197 vaccine carrier protein produced using the Pelican Expression Technology platform. Additionally, Merck announced positive results from initial Phase 3 pediatric clinical trials for VAXNEUVANCE in pneumococcal disease. CRM197 made in the Pelican Expression Technology™ is also used by Merck in its investigational vaccine candidates, including V116.

Other
BeiGene received approval in China of Kyprolis (carfilzomib) in combination with dexamethasone for adult patients with relapsed or refractory multiple myeloma who have received at least two prior therapies, including a proteasome inhibitor and an immunomodulatory agent. This is the first approval of Kyprolis in China. BeiGene licensed Kyprolis in 2019 for commercialization and development in China under a strategic collaboration with Amgen.

Roche and Ligand expanded an existing collaboration agreement utilizing the Icagen Ion Channel Technology platform to a third program for the development and commercialization of small molecule ion channel modulators for the treatment of neurological diseases. Roche made an upfront cash payment to Ligand and will also provide research funding. In addition, Ligand is eligible to receive up to $274 million in research, development and commercial milestone payments, as well as royalties on net sales should a drug from the collaboration be commercialized.

Travere Therapeutics announced completion of enrollment in the pivotal Phase 3 PROTECT clinical trial to evaluate the long-term nephroprotective potential of sparsentan in IgA nephropathy. Travere anticipates topline interim efficacy data in the third quarter of 2021. In May, Travere announced that the FDA indicated the available data from the interim assessment in the pivotal, Phase 3 DUPLEX study in focal segmental glomerulosclerosis would not be adequate to support an accelerated approval at this time. The FDA indicated an application for accelerated approval may be possible after additional eGFR data accrue in the first-half of 2022.

Exhibit 99.1
Novan announced positive topline results from the pivotal Phase 3 B-SIMPLE5 trial of SB206, a topical antiviral gel, for the treatment of molluscum contagiosum. The clinical trial achieved statistical significance (p<0.0001) for the primary endpoint of complete clearance of all lesions at Week 12, and statistical significance for all secondary endpoints including proportion achieving a lesion count of 0 or 1 at Week 12, proportion achieving ≥90% clearance of lesions at Week 12 and complete clearances of all lesions at Week 8. Novan intends to submit an NDA by the third quarter of 2022.

Sermonix Pharmaceuticals announced complete enrollment in its Phase 2 clinical trial studying lasofoxifene in combination with Eli Lilly’s FDA-approved CDK 4 and 6 inhibitor abemaciclib to treat ESR1-mutated metastatic breast and gynecological cancers. Lasofoxifene is an investigational, nonsteroidal selective estrogen receptor modulator. Sermonix expects initial data from the trial to be available in the first half of 2022.

Ligand provides regular updates on individual partner events through its Twitter account, @Ligand_LGND.

Adjusted Financial Measures
The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenues, the Company only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, stock-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 540-1167 from the U.S. or (929) 517-0358 from outside the U.S., using the conference ID 5089624. To participate via live or replay webcast, a link is available at www.ligand.com.

About OmniAb®
The OmniAb antibody discovery platform provides Ligand’s biopharmaceutical industry partners access to the world’s most advanced antibody repertoires and screening technologies to enable unparalleled discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological Intelligence™ (BI) of our proprietary transgenic animals, including OmniRat, OmniChicken and OmniMouse, each capable of generating high quality fully human antibodies that have been optimized naturally through in vivo affinity maturation. OmniFlic (transgenic rat) and OmniClic (transgenic chicken)

Exhibit 99.1
address industry needs for bispecific antibody applications though a common light chain approach, and OmniTaur features unique structural attributes of cow antibodies for complex targets. OmniAb animals comprise the most diverse host systems available in the industry and they are optimally leveraged through AI-enhanced antigen design and immunization methods, paired with high-throughput microfluidic-based single B cell screening and deep computational analysis of next-generation sequencing datasets to identify fully human antibodies with superior performance and developability characteristics. The OmniAb suite of technologies and differentiating AI and BI features are combined to offer a highly efficient and customizable end-to-end solution for the growing antibody discovery needs of the global biopharmaceutical industry.

About the Pelican Expression Technology™
Pelican is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Multiple global manufacturers have demonstrated consistent success with the platform and the technology is currently out-licensed for numerous commercial and development-stage programs. The versatility of the platform has been demonstrated in the production of enzymes, peptides, antibody derivatives and engineered non-natural proteins. Partners seek the platform as it can contribute significant value to biopharmaceutical development programs by reducing development timelines and costs for manufacturing therapeutics and vaccines. Given pharmaceutical industry trends toward large molecules with increasing structural complexities, Pelican is well positioned to meet these growing needs as the most comprehensive broadly available protein production platform in the industry.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Gilead’s VEKLURY®, Amgen’s KYPROLIS®, Baxter International’s NEXTERONE®, Acrotech Biopharma L.L.C.’s and CASI Pharmaceuticals’ EVOMELA®, Melinta Therapeutics’ BAXDELA™ and Sage Therapeutics’ ZULRESSO™. There are many Captisol-enabled products currently in various stages of development. Ligand maintains a broad global patent portfolio for Captisol with more than 400 issued patents worldwide relating to the technology (including over 40 in the U.S.) and with the latest expiration date in 2033. Other patent applications covering methods of making Captisol, if issued, extend to 2040.

About Ligand Pharmaceuticals
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) ultimately to generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono and bispecific therapeutic antibodies. The Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s

Exhibit 99.1
Pelican Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Servier, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: the timing of product launches by Ligand or its partners; the potential for regulatory approvals of our partners’ product candidates including the first potential approvals for an OmniAb-derived antibody; and guidance regarding 2021 financial results and expectations for near-term and future royalty revenue. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol sales or contract revenue; the COVID-19 pandemic has disrupted and may continue to disrupt Ligand’s and its partners’ business, including delaying manufacturing, preclinical studies and clinical trials and product sales, and impairing global economic activity, all of which could materially and adversely impact Ligand’s results of operations and financial condition; Ligand may not achieve its guidance for 2021; the FDA may revise or revoke approval for remdesivir for the treatment of patients with COVID-19 requiring hospitalization based on later information regarding the safety or efficacy of remdesivir; the commercial opportunity for remdesivir could be materially and adversely affected as a result of approved vaccines and alternative approved and investigational therapies; Gilead may develop an alternative formulation of remdesivir that does not incorporate Captisol or uses less Captisol in such formulation; there may not be a market for the product(s) even if successfully developed and approved; Ligand is currently dependent on single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Amgen, Acrotech Biopharma or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with integrating recently completed acquisitions with Ligand’s existing businesses; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the

Exhibit 99.1
possibility of additional contract revenue we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product and EVOMELA, an Acrotech Biopharma product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Pelican®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020 (1)	2021	2020 (1)
Revenues:
Royalties	$8,616	$7,181	$15,728	$13,746
Captisol	62,509	24,468	93,781	45,577
Contract	13,550	9,771	30,316	15,258
Total revenues	84,675	41,420	139,825	74,581
Operating costs and expenses:
Cost of Captisol	30,593	7,644	38,746	12,327
Amortization of intangibles	11,779	3,875	23,565	7,410
Research and development	15,953	12,732	33,832	24,623
General and administrative	14,711	10,069	27,028	19,333
Other operating income	(34,100)	—	(33,800)	—
Total operating costs and expenses	38,936	34,320	89,371	63,693
Income from operations	45,739	7,100	50,454	10,888
Gain (loss) from short-term investments	(6,864)	23,460	6,197	(7,281)
Interest expense, net	(4,650)	(4,244)	(10,185)	(8,062)
Other income (expense), net	(924)	1,803	(7,401)	2,159
Total other income (loss), net	(12,438)	21,019	(11,389)	(13,184)
Income before income taxes	33,301	28,119	39,065	(2,296)
Income tax benefit (expense)	(2,576)	(6,033)	9,766	251
Net income (loss):	$30,725	$22,086	$48,831	$(2,045)

Basic net income (loss) per share	$1.84	$1.38	$2.95	$(0.13)
Shares used in basic per share calculation	16,659	16,055	16,548	16,292

Diluted net income (loss) per share	$1.79	$1.32	$2.84	$(0.13)
Shares used in diluted per share calculations	17,172	16,694	17,210	16,292

(1) Certain reclassifications have been made to the prior period data to conform with the current period presentation.

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$301,835	$411,186
Accounts receivable, net	58,156	56,847
Inventory	39,946	26,487
Income taxes receivable	4,694	2,217
Other current assets	6,270	3,822
Total current assets	410,901	500,559
Deferred income taxes, net	27,882	24,320
Goodwill and other identifiable intangible assets, net	762,523	784,992
Commercial license and other economic rights, net	10,638	10,979
Operating lease right-of-use assets	6,500	6,892
Finance lease right-of-use assets	17,383	15,842
Other assets	20,456	18,701
Total assets	$1,256,283	$1,362,285
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$27,380	$22,314
Current contingent liabilities	5,650	39,884
Current operating lease liabilities	2,275	1,885
Current finance lease liabilities	45	6,593
Deferred revenue	17,147	29,435
Total current liabilities	52,497	100,111
2023 convertible senior notes, net	315,318	442,293
Long-term contingent liabilities	9,121	9,249
Deferred income taxes, net	60,053	64,598
Other long-term liabilities	32,777	36,509
Total liabilities	469,766	652,760
Total stockholders' equity	786,517	709,525
Total liabilities and stockholders' equity	$1,256,283	$1,362,285

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

Net income (loss)	$30,725	$22,086	$48,831	$(2,045)
Share-based compensation expense	10,216	7,359	18,621	13,012
Non-cash interest expense(1)	4,157	5,239	9,073	12,442
Amortization related to acquisitions and intangible assets	11,779	3,875	23,565	7,410
Amortization of commercial license and other economic rights(2)	(187)	(225)	341	3,505
Change in contingent liabilities(3)	(35,186)	11	(33,502)	(356)
Acquisition and integration costs(4)	21	—	443	—
Loss (gain) from short-term investments	6,864	(23,460)	(6,197)	7,281
Realized gain (loss) from short-term investments	1,469	—	5,381	(1,050)
Other(5)	2,559	125	8,648	383
Income tax effect of adjusted reconciling items above	(3,175)	1,706	(9,532)	(7,705)
Excess tax benefit from share-based compensation(6)	(1,208)	(55)	(13,328)	(941)
Adjusted net income	28,034	16,661	52,344	31,936
Diluted per-share amounts attributable to common shareholders:
Net income (loss)	$1.79	$1.32	$2.84	$(0.13)
Share-based compensation expense	0.59	0.44	1.08	0.80
Non-cash interest expense(1)	0.24	0.31	0.53	0.76
Amortization related to acquisitions and intangible assets	0.69	0.23	1.37	0.45
Amortization of commercial license and other economic rights(2)	(0.01)	(0.01)	0.02	0.22
Change in contingent liabilities(3)	(2.05)	—	(1.95)	(0.02)
Acquisition and integration costs(4)	—	—	0.03	—
Loss from short-term investments	0.40	(1.41)	(0.36)	0.46
Realized gain (loss) from short-term investments	0.09	—	0.31	(0.06)
Other(5)	0.15	0.01	0.50	0.02
Income tax effect of adjusted reconciling items above	(0.18)	0.11	(0.55)	(0.47)
Excess tax benefit from share-based compensation(6)	(0.07)	—	(0.77)	(0.06)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	—	—	—	(0.07)
Adjusted net income	1.63	1.00	3.04	1.89

GAAP - Weighted average number of common shares-diluted	17,172	16,694	17,210	16,292
Add: Shares excluded due to anti-dilutive effect on GAAP net loss	—	—	—	625
Adjusted weighted average number of common shares-diluted	17,172	16,694	17,210	16,917

Exhibit 99.1

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses.

(3) Amounts represent changes in fair value of contingent consideration related to Pfenex, Icagen, Crystal, CyDex, and Metabasis transactions.

(4) Amounts represent severance costs, legal fees and certain contract termination costs in connection with the acquisitions.

(5) Amounts primarily relate to loss on debt extinguishment.

(6) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

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